STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The premium for the five million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending October 31, 2023.

Dated this 14th day of November 2022.

The Aquila Group of Funds

/s/ Randall S. Fillmore
Randall S. Fillmore
Chief Compliance Officer

Trust	Total Assets 09/30/22	Minimum Bond Required

Aquila Funds Trust:
Aquila High Income Fund	$105,706,290
Aquila Opportunity Growth Fund	136,237,426
	$241,943,716	$600,000

Aquila Municipal Trust:
Aquila Churchill Tax-Free Fund of Kentucky	161,588,972
Aquila Narragansett Tax-Free Income Fund	215,916,405
Aquila Tax-Free Fund of Colorado	196,901,622
Aquila Tax-Free Fund For Utah	360,727,505
Aquila Tax-Free Trust of Arizona	211,829,040
Aquila Tax-Free Trust of Oregon	485,065,180
	$1,632,028,724	1,500,000

Hawaiian Tax-Free Trust	524,845,014	900,000

Capital Cash Management Trust	1,001	50,000

TOTALS	$2,398,818,455	$3,050,000